Exhibit 5.1

October 3, 2022

Board of Directors

UnitedHealth Group Incorporated
9900 Bren Road East
Minnetonka, Minnesota 55343

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as Deputy General Counsel to UnitedHealth Group Incorporated, a Delaware corporation (the “Company”), in connection with the preparation of its registration statement on Form S-8 (the “Registration Statement”) relating to the registration of the offer and sale by the Company of (A) 671,279 shares (the “2019 Shares”) of common stock, $0.01 par value per share, of the Company (the “Common Stock”) pursuant to outstanding awards under the Change Healthcare Inc. 2019 Omnibus Incentive Plan (the “2019 Plan”), and (B) 541,814 shares (the “2009 Shares”) of Common Stock pursuant to outstanding awards under the Amended and Restated HCIT Holdings, Inc. 2009 Equity Incentive Plan (the “2009 Plan”).

I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of the opinions set forth below. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to my opinions, I have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, I am of the opinion that (i) the 2019 Shares have been duly authorized and, following the effectiveness of the Registration Statement and upon issuance, delivery and payment therefor in accordance with the terms of the 2019 Plan and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable, and (ii) the 2009 Shares have been duly authorized and, following the effectiveness of the Registration Statement and upon issuance, delivery and payment therefor in accordance with the terms of the 2009 Plan and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. I assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

The opinions expressed above are limited to the Delaware General Corporation Law. I express no opinion herein as to any other statutes, rules or regulations.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Faraz A. Choudhry
Faraz A. Choudhry
Deputy General Counsel